UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Diamond Management & Technology Consultants, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Diamond Management & Technology Consultants, Inc.

Suite 3000 John Hancock Center

875 North Michigan Avenue

Chicago, Illinois 60611

T (312) 255-5000 F (312) 255-6000

www.diamondconsultants.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 22, 2009

The annual meeting of stockholders of Diamond Management & Technology Consultants, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, September 22, 2009 at the John Hancock Center, 875 N. Michigan Avenue, Suite 2800, Chicago, Illinois 60611, at 10:30 a.m. Central Daylight Time for the following purposes:

1.	To re-elect the three directors previously nominated in accordance with the Company’s By-Laws who are named in the attached Proxy Statement, each of whose terms are expiring at the annual meeting, for a new term of three years.

2.	To ratify the appointment of KPMG LLP as the independent registered auditors for the Company for the fiscal year ending March 31, 2010.

3.	To consider and act upon a proposal to amend the Company’s Restated Certificate of Incorporation to decrease the number of authorized shares of capital stock.

4.	To consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on July 24, 2009 are entitled to notice of and to vote at the meeting.

The Company has voluntarily chosen to use a new Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. The Company believes that this new “e-proxy” process will expedite stockholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of our annual meeting. The Company has mailed to the majority of our stockholders a Notice containing instructions on how to access our 2009 Proxy Statement and Annual Report and vote online. Stockholders who have previously requested or who now request printed materials will receive mailed printed materials, including a proxy card, similar to prior years. The Proxy Statement contains instructions on how you can (i) receive a paper copy of the Proxy Statement and Annual Report, if you only received a Notice by mail, or (ii) elect to receive your Proxy Statement and Annual Report over the Internet, if you received them by mail this year.

Your vote is important. You can vote your shares by completing and returning the proxy card sent to you if you received a paper copy of the Proxy Statement and Annual Report. However, we encourage most stockholders to vote their shares over the Internet. Please check your Notice, proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. You can revoke your proxy at any time prior to its exercise by following the instructions in the Proxy Statement. In addition, stockholders who are present at the annual meeting may revoke their proxies and vote in person.

By order of the Board of Directors,

Steven R. Worth
Secretary
July 28, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 22, 2009

The Proxy Statement and Annual Report to Stockholders are available at

www.proxyvote.com

Diamond Management & Technology Consultants, Inc.

Suite 3000 John Hancock Center

875 North Michigan Avenue

Chicago, Illinois 60611

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

You are cordially invited to attend the annual meeting of the stockholders of Diamond Management & Technology Consultants, Inc., a Delaware corporation (the “Company”, “Diamond”, “we” or “us”), on September 22, 2009 beginning at 10:30 a.m. Central Daylight Time. The meeting will be held at the John Hancock Center, 875 N. Michigan Avenue, Suite 2800, Chicago, Illinois 60611. We are furnishing these proxy materials in connection with the Board of Directors’ solicitation of proxies to be voted at the meeting and at any meeting following any adjournments or postponements of the meeting. We are first mailing this proxy statement and accompanying forms of proxy and voting instructions, or a Notice containing instructions on how to access this proxy statement and instructions to vote online, on July 28, 2009 to record holders of Diamond’s common stock, par value $.001 per share (“common stock”), as of July 24, 2009, the record date for the meeting.

Notice of Electronic Access to Proxy Materials and Annual Report

For the majority of its stockholders, the Company has voluntarily chosen to utilize a new Securities and Exchange Commission (“SEC”) rule allowing companies to furnish proxy materials to their stockholders over the Internet. The Company believes that this new “e-proxy” process will expedite stockholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of our annual meeting. The Company has mailed to the majority of its stockholders, a “Notice” containing instructions on how to access our proxy statement and Annual Report and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice gives you instructions for accessing and reviewing our proxy statement and Annual Report online over the Internet at www.proxyvote.com. These materials are available free of charge. If you received the Notice by mail and would like to receive a printed copy of the materials, you should follow the instructions for requesting such materials included on the Notice.

For stockholders who have previously requested printed materials, the Company has mailed printed materials, including a proxy card, similar to prior years.

Voting Procedure and Proxies

Your vote is important. You should follow the instructions contained on your Notice or your proxy card. Stockholders may vote in person at the annual meeting or by proxy.

There are several ways to vote by proxy as detailed on the proxy card and Notice:

•	By Internet at www.proxyvote.com;

•	By toll-free telephone number for stockholders located in the United States at (800) 690-6903; or

•	By mail if you received printed materials by mail, by completing a proxy card and mailing it in the postage-paid envelope provided.

The Internet and telephone voting facilities for stockholders will close at 11:59 p.m. Eastern Daylight Time on September 21, 2009. The Internet and telephone voting procedures have been designed to authenticate stockholders by use of a control number which appears on your Notice or proxy card and to allow you to vote your shares and to confirm that your instructions have been properly recorded.

If you hold your shares through a bank, broker or other nominee, you may instruct your bank, broker or other nominee to vote your shares by following any separate instructions that the bank, broker or other nominee may provide to you. You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed later-dated proxy (including an Internet or telephone vote) or by voting by ballot in person at the meeting. The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board of Directors recommends.

If any other matters are properly presented at the meeting for consideration, including a motion to adjourn the meeting to another time or place, the persons named in the form of proxy will have discretion to vote on those matters according to their business judgment to the same extent as the person signing the proxy would be entitled to vote. At the date this proxy statement was filed, we did not anticipate any other matters would be raised at the meeting.

Stockholders Entitled to Vote

Stockholders at the close of business on July 24, 2009 are entitled to notice of and to vote at the meeting. As of July 24, 2009, there were 27,340,500 shares of common stock issued and outstanding and entitled to notice of and to vote at the meeting.

Quorum

The presence in person or by proxy of the holders of a majority of the shares of common stock issued and outstanding is necessary to constitute a quorum for all matters coming before the meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Required Vote — Election of Directors. A plurality of the votes duly cast is required for the election of directors; that is, the nominees receiving the greatest number of votes will be elected. Abstentions and broker non-votes are not counted for purposes of the election of directors.

Required Vote — Amendment to Restated Certificate of Incorporation. The affirmative vote of the holders of at least two-thirds of the outstanding common stock of the Company entitled to vote is required for the amendment of the Company’s Restated Certificate of Incorporation. An abstention is counted as a vote against the proposed amendment. A broker non-vote is not counted for purposes of the proposed amendment.

Required Vote — Other Matters. Approval of any other matters coming before the meeting requires the affirmative vote of the holders of a majority of the shares of common stock of the Company present in person or by proxy. An abstention is counted as a vote against all matters to properly come before the meeting. A broker non-vote is not counted for the purpose of any other matters to properly come before the meeting.

In accordance with the Company’s Restated Certificate of Incorporation, each share of common stock is entitled to one vote.

Tabulation of Votes

All votes, whether by proxy or ballot, will be tabulated by an independent inspector of election, Broadridge Financial Solutions, Inc.

Costs of Proxy Solicitation

The cost of soliciting proxies will be borne by the Company. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company in person or by telephone, facsimile or other electronic means. No additional compensation will be paid for such services. In accordance with the regulations of the SEC and the NASDAQ Stock Market, Inc. (“NASDAQ”), we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Diamond stock.

Stockholder Account Maintenance

Our transfer agent is BNY Mellon Shareowner Services. All communications concerning accounts of stockholders of record, including name or address changes, lost stock certificates and share transfer requirements, should be directed to BNY Mellon Shareowner Services, Shareholder Relations, 480 Washington Boulevard, Jersey City, NJ 07310, (888) 328-6005, shrrelations@bnymellon.com.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Diamond’s business affairs are managed under the direction of the Board of Directors. The Company’s Restated Certificate of Incorporation and its By-Laws permit the Board to establish the authorized number of directors within a range of between five (5) and fifteen (15) members, and eleven (11) directors are currently authorized. Members of the Board are kept informed through discussions with the Chief Executive Officer (“CEO”) and other executive officers, and, on at least a quarterly basis, by reviewing materials provided to them and by participating in meetings of the Board and its committees. At each of these meetings the independent directors also meet in executive session without the presence of any members of management. Mr. Melvyn Bergstein, the Company’s former CEO, is currently non-executive Chairman of the Board. In addition, the Board created the position of Lead Director in May 2006, which is currently held by Mr. Donald Caldwell. Currently, the Board has an Audit, Compensation and Nominating & Governance Committee. All members of these Committees are non-employee directors and have been determined to be “independent” under NASDAQ rules and “non-employee directors” within the meaning of applicable SEC rules. During fiscal year 2009, all directors attended at least 75% of Board meetings and meetings of the committees on which they served.

While the Board does not have a policy with respect to Board members’ attendance at annual meetings, attendance is strongly encouraged and expected. All of the Company’s Board members attended the Company’s 2008 annual meeting of stockholders with the exception of Mr. Caldwell who was out of the country with an unavoidable conflict.

During fiscal year 2009, the Board of Directors met five times. The table below provides membership and meeting information for each standing Board committee of independent directors:

Members	Audit Committee(1)	Compensation Committee(2)	Nominating & Governance Committee(3)
Edward R. Anderson	Member	Chair	Member
Donald R. Caldwell	Member	Member
Michael E. Mikolajczyk	Member	Member
Michael H. Moskow	Member		Member
Javier Rubio
Pauline A. Schneider	Chair		Member
Samuel K. Skinner		Member	Chair
Arnold R. Weber		Member	Member
Number of Meetings in Fiscal Year 2009	12	7	4

(1)	Mr. Caldwell was the Chair of the Audit Committee during fiscal year 2009 until Ms. Schneider became Chair on September 8, 2008. Mr. Moskow joined the Audit Committee on September 8, 2008.
(2)	Mr. Mikolajczyk will become the Chair of the Compensation Committee on September 21, 2009.
(3)	Mr. Moskow will become the Chair of the Nominating & Governance Committee on September 21, 2009.

Audit Committee

The Audit Committee’s primary purposes are to: (a) assist the Board in its oversight of (i) the integrity of the Company’s financial statements and internal controls and (ii) the Company’s compliance with legal and regulatory requirements; (b) appoint, retain, approve compensation, review independence and qualifications and oversee all audit and allowable non-audit work of the Company’s external independent auditor; (c) review and approve the report of the Audit Committee required to be included in the Company’s annual proxy statement; and (d) perform such other duties as assigned to it from time to time by the Board.

The Board of Directors has determined that each of the members of the Audit Committee is independent as defined by the rules of the SEC and NASDAQ and has sufficient knowledge in financial and accounting matters to serve on the Audit Committee. The Board also has determined that Messrs. Caldwell, Mikolajczyk, Anderson and Moskow are each an “audit committee financial expert,” as defined by the applicable securities regulations. The Audit Committee Report for the fiscal year ended March 31, 2009 appears below on page 13 of this proxy statement.

The Audit Committee reviews its charter annually and recommends to the Board such revisions as it deems necessary. The Audit Committee charter is available on the Company’s web site at www.diamondconsultants.com in the investor relations section.

Nominating & Governance Committee

The Nominating & Governance Committee’s primary purposes include: (a) identifying individuals qualified to become Board members; (b) recommending to the Board director nominees; (c) recommending to the Board a set of corporate governance principles applicable to the Company; (d) providing guidance with respect to other relevant matters relating to the composition and operation of the Board; and (e) performing such other duties as assigned to it from time to time by the Board.

The Nominating & Governance Committee considers director candidates with diverse experience, knowledge and business judgment with the goal of maintaining a balanced, engaged, independent and collegial Board whose members possess the experience and expertise necessary to ensure the Board’s performance meets all legal requirements and acts in accordance with the highest ethical standards.

Stockholders wishing to nominate a director candidate may do so by sending the candidate’s name, biographical information, qualifications and consent of the nominee being proposed to the Secretary of the Company not before May 12, 2010 or after June 11, 2010. All director nominations should be made in accordance with the provisions of Section 2.3 of the Company’s Amended and Restated By-Laws, which provides additional information required with respect to the candidate and nominating stockholder. Under such provision, only stockholders entitled to vote may nominate a director candidate. A copy of our By-Laws is available on the Company’s web site at www.diamondconsultants.com in the investor relations section.

The Nominating & Governance Committee reviews its charter annually and recommends to the Board such revisions as it deems necessary. The Nominating & Governance Committee charter is available on the Company’s web site at www.diamondconsultants.com in the investor relations section.

Compensation Committee

The Compensation Committee’s primary purposes are to: (a) oversee the administration of the Company’s compensation programs; (b) review and approve the compensation of the Company’s executive officers; (c) review and approve an annual discussion and analysis of executive compensation for inclusion in the Company’s proxy statement as required by the rules and regulations of the SEC; and (d) perform such other duties as assigned to it from time to time by the Board. The Report of the Compensation Committee for the fiscal year ended March 31, 2009 appears below on page 15 of this proxy statement.

The Compensation Committee reviews its charter annually and recommends to the Board such revisions as it deems necessary. The Compensation Committee charter is available on the Company’s web site at www.diamondconsultants.com in the investor relations section.

Director Independence

The Company’s Board of Directors periodically assesses the independence of each of its directors. The Board has determined that directors Anderson, Caldwell, Mikolajczyk, Moskow, Rubio, Schneider, Skinner and Weber are “independent” as defined in the applicable listing standards of NASDAQ. In making its determination, the Board considered the standards of independence set forth in the NASDAQ Corporate Governance Listing Standards and all relevant facts and circumstances to ascertain whether there was any relationship between a director and the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director, or any material relationship with the Company (either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board also considered the following: (i) a longstanding financial investment by Mr. Bergstein, Chairman of the Board, in an investment fund for which Mr. Caldwell performs certain management duties and owns an interest; (ii) board seats held by directors at other business services companies which are not considered to be competitors of the Company; and (iii) fees of $40,455 received by the Company in fiscal year 2008 for consulting work performed by the Company for entities in which Mr. Rubio has an ownership interest (such fees were $0 in fiscal year 2009). The Board concluded that none of the relationships identified above were inconsistent with the NASDAQ categories of independence and such relationships did not impair the independence of the respective directors. Moreover, none of the identified relationships was significant enough to require disclosure below pursuant to Item 404 of Regulation S-K under the caption “Director Compensation — Certain Relationships and Related Transactions.”

Corporate Governance Principles

The Company’s Board of Directors has adopted Corporate Governance Guidelines which set forth principles, policies and practices of the Company which are designed to achieve high standards of corporate governance. Such guidelines are in addition to the requirements established by law, regulatory agencies and the Company’s governing charter and By-Laws. The Board last revised the Guidelines in May 2008. A copy of these Corporate Governance Guidelines is available on the Company’s website at www.diamondconsultants.com in the investor relations section.

Communications with the Board

The Board welcomes your questions and comments. The Board has established a procedure for stockholders to send communications to the Board. If you would like to communicate with a director or certain directors as a group, or if you have a concern related to Diamond’s business ethics or conduct, financial statements, accounting practices or internal controls, you may submit your written communications to: General Counsel, Diamond Management & Technology Consultants, Inc., Suite 3000 John Hancock Center, 875 North Michigan Avenue, Chicago, Illinois 60611. A stockholder must include his or her name and address in any written communication and must indicate that the sender is a Company stockholder. All such communications, except for solicitations or other matters unrelated to the Company, will be forwarded to or raised with the Board.

DIRECTOR COMPENSATION

Compensation of Non-Employee Directors

The Board of Directors believes that competitive compensation arrangements are necessary to attract and retain qualified non-employee directors. Directors who are employees receive no additional compensation for serving on the Board. The key components of the director compensation program are an annual retainer of cash and equity and additional compensation to committee chairs, Audit Committee members, the Lead Director and the

Chairman. In addition, the Company may pay additional compensation to directors for service on special committees requiring significant additional time.

On September 9, 2008, the Company increased the annual retainer for each non-employee director from $100,000 to $120,000 comprised of $60,000 in equity and $60,000 in cash. Non-employee directors who serve as chairs of standing committees receive an additional annual cash fee of $10,000, and Audit Committee members other than the chair receive an additional annual cash fee of $5,000 to reflect the greater number of meetings required of the Audit Committee. The Lead Director, currently Mr. Caldwell, receives an additional annual cash fee, which increased from $5,000 to $10,000 on September 9, 2008. The Chairman, currently Mr. Bergstein, also receives an additional annual cash fee, which was $125,000 in fiscal year 2009. The Company reimburses the directors for customary business expenses incurred but does not pay any separate meeting fees.

The Company makes annual awards of equity valued at $60,000 to the non-employee directors under the 2000 Stock Option Plan, as amended (the “2000 Plan”). Each non-employee director receives his or her equity award and annual cash fees promptly after the Company’s annual meeting (generally held in September) except the Chairman’s fee of $125,000 which is paid in 12 monthly installments. The number of shares or units included in any award is determined in the same manner as for Company employees. The equity award vests in full after one year.

Non-employee directors may defer all or part of their compensation until they retire, die or become disabled or otherwise no longer serve as a director. The directors are required to make their deferral elections annually. For calendar year 2009, Messrs. Moskow, Rubio, Skinner and Weber chose to defer the receipt of any stock awards.

Director Equity Ownership Guidelines

Each of the directors is required to have an ownership stake in the Company. In addition, the Board’s guidelines for stock ownership provide that each non-employee Board member should acquire within four years of joining the Board, and retain, equity units or shares (including unvested equity) equal to $200,000 until he or she retires, dies or becomes disabled, or otherwise no longer serves as a director. As of March 31, 2009, each of the non-employee directors was in compliance with these ownership guidelines with the exceptions of: (a) Mr. Moskow who has been a Board member for less than two years and is expected to achieve such value within four years and (b) Messrs. Skinner and Weber and Ms. Schneider who hold substantial equity that they received as directors, but the value of which had fallen below the guidelines at March 31, 2009 due to the volatility and decline in the price of the Company’s stock to $2.55 per share as of such date.

Director Compensation Table

In fiscal year 2009, the Company provided the following compensation to non-employee directors:

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(8)	All Other Compensation ($)	Total ($)
Edward R. Anderson	75,000	(1)	60,793		135,793
Melvyn E. Bergstein	185,000	(2)	60,793		245,793
Donald R. Caldwell	75,000	(3)	60,793		135,793
Michael E. Mikolajczyk	65,000	(4)	60,793		125,793
Michael H. Moskow	65,000	(5)	62,094		127,094
Javier Rubio	60,000		60,793		120,793
Pauline A. Schneider	70,000	(6)	60,793		130,793
Samuel K. Skinner	70,000	(7)	59,881		129,881
Arnold R. Weber	60,000		59,881		119,881

(1)	Includes $10,000 for serving as Chair of the Compensation Committee and $5,000 for serving as a member of the Audit Committee.

(2)	Includes $125,000 received as an additional fee for serving as Chairman of the Board.
(3)	Includes $10,000 for serving as Lead Director and $5,000 for serving as a member of the Audit Committee.
(4)	Includes $5,000 for serving as a member of the Audit Committee.
(5)	Includes $5,000 for serving as a member of the Audit Committee.
(6)	Includes $10,000 for serving as the Chair of the Audit Committee.
(7)	Includes $10,000 for serving as Chair of the Nominating & Governance Committee.
(8)	Amounts shown do not reflect compensation actually received by the director. The amounts shown in this column represent the dollar amount recognized by the Company for equity awards for financial statement reporting purposes with respect to fiscal year 2009 and previous fiscal years (if any) in accordance with FAS 123R. The amount shown differs from the $60,000 in equity award value granted to each non-employee director (as discussed above in “— Compensation of Non-Employee Directors”) because this table shows the total expense recognized by the Company for financial statement purposes under FAS 123R, which is affected by such factors as the form of equity grant, the date of grant, the vesting period, whether a deferral election was in place and certain assumptions made in performing the accounting expense calculations.

During the fiscal year ended March 31, 2009, the non-employee directors received stock option grants which vest quarterly over one year from the date of grant as shown in the following table.

Grant Date	Option Awards (#)	Exercise Price of Option Awards ($)	Grant Date Fair Value ($)
9/09/2008	35,540	6.08	60,596

As of March 31, 2009, the aggregate number of shares underlying option awards outstanding for each of our non-employee directors was as follows:

Name	Option Awards(1)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Edward R. Anderson	17,770	17,770	6.08	9/9/2014
	5,834	—	10.03	9/13/2011
	30,104	—	11.52	9/14/2010

Melvyn E. Bergstein	17,770	17,770	6.08	9/9/2014
	10,000	—	6.27	5/15/2011
	22,429	—	14.86	11/15/2010
	14,953	—	14.86	11/15/2010
	24,200	—	13.02	8/1/2010
	28,378	—	9.70	11/15/2009

Donald R. Caldwell	17,770	17,770	6.08	9/9/2014
	6,250	—	10.03	9/13/2011
	6,950	—	11.52	9/14/2010

Michael E. Mikolajczyk	17,770	17,770	6.08	9/9/2014

Michael H. Moskow	17,770	17,770	6.08	9/9/2014

Javier Rubio	17,770	17,770	6.08	9/9/2014
	5,000	—	10.03	9/13/2011

Pauline A. Schneider	17,770	17,770	6.08	9/9/2014
	5,417	—	10.03	9/13/2011
	6,050	—	11.52	9/14/2010

Samuel K. Skinner	17,770	17,770	6.08	9/9/2014
	5,000	—	10.03	9/13/2011
	5,600	—	11.52	9/14/2010

Arnold R. Weber	17,770	17,770	6.08	9/9/2014
	5,000	—	10.03	9/13/2011
	2,040	—	15.89	9/14/2010

(1)	Option Awards include stock options and stock appreciation rights, both of which vest over a one year period.

Certain Relationships and Related Transactions

Mr. Bergstein, the Company’s current Chairman and former Chief Executive Officer who resigned as CEO on March 31, 2006 and as an employee on March 31, 2008, indirectly owned a KingAir 350 airplane through a wholly owned corporation. Mr. Bergstein and others used the airplane from time to time for business-related travel, including travel to and from clients. It is the Company’s policy, as approved by the Audit Committee, to reimburse such business use private airplane travel expenses only when used in connection with Company business and at or below prevailing market rates for private or chartered aircraft. During the period April 1, 2008 through March 31, 2009, the Company reimbursed Mr. Bergstein $9,961 for business-related travel on his airplane. Mr. Bergstein sold his airplane during fiscal year 2009.

The Nominating & Governance Committee reviews and approves, ratifies or disapproves of any proposed transactions or courses of dealings with the Company where executive officers, directors or members of their immediate families, or holders of five percent or more of the common stock or members of their immediate families, have an interest (including all transactions required to be disclosed pursuant to the SEC’s related transactions disclosure requirements). Once approved, the Audit Committee reviews such related party transactions including, but not limited to, director compensation and expense reimbursement, executive officer perquisites, private aircraft expense reimbursement and any Company revenue or expense related to any executive officers, directors or members of their immediate families or holders of five percent or more of the common stock or members of their immediate families. The Audit and Nominating & Governance Committees do not maintain a minimum threshold for review and consider any applicable SEC regulations, NASDAQ rules and any impact on the independence of the Company and/or the other party and exercises their best business judgment in reviewing these items.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation and its By-Laws permit the Board to establish the authorized number of directors within a range of between five (5) and fifteen (15) members, and eleven (11) directors are currently authorized. Members of the Board of Directors are divided into three approximately equal classes, one class of which is elected each year for a three-year term to succeed the directors whose terms are expiring. The Board’s nominees whose terms are expiring as Class I directors and who are nominated for re-election at the annual meeting for a three-year term are Donald R. Caldwell, Michael H. Moskow and Samuel K. Skinner. Mr. Weber, who is also a Class I director, has announced his intention to retire from the Board on September 22, 2009, and has not been nominated for re-election.

Proxies cannot be voted for a greater number of persons than the number of nominees named. The persons named in the proxy card (and on the Internet web site containing the proxy materials) intend to vote for the re-election of each of these nominees unless you indicate that your vote should be withheld.

If elected, the nominees will continue in office until their successors have been duly elected and qualified or until the earlier of their death, resignation or retirement. We expect each of the nominees to be able to serve if elected, and each has expressed his intention to serve. If on account of death or unforeseen contingencies any of these persons is unavailable for election, the proxies will be voted for a substitute nominee designated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF DONALD R. CALDWELL, MICHAEL H. MOSKOW AND SAMUEL K. SKINNER AS CLASS I DIRECTORS.

Class I Director Nominees Whose Terms of Office Expire in 2009:

Donald R. Caldwell has served as a Director of the Company since June 1994 and in May 2006 was appointed as the Board’s Lead Director. In March 1999, Mr. Caldwell founded and presently serves as Chairman and Chief Executive Officer of Cross Atlantic Capital Partners, Inc. From February 1996 to March 1999, Mr. Caldwell was President and Chief Operating Officer and a director of Safeguard Scientifics, Inc. Prior to that time, Mr. Caldwell held various executive and management positions with several companies, including a predecessor company of Cambridge Technology Partners (Massachusetts), Inc. and Arthur Young & Co., a predecessor of Ernst & Young LLP. Mr. Caldwell also serves as a director of Quaker Chemical Corporation, Rubicon Technology, Inc. and Voxware, Inc., in addition to a number of privately held companies and civic organizations. Mr. Caldwell is 63 years old.

Michael H. Moskow has served as a Director of the Company since February 2008. Mr. Moskow is Vice Chairman and a Senior Fellow for the global economy at the Chicago Council on Global Affairs. He served as

President and CEO of the Federal Reserve Bank of Chicago from 1994 to 2007. In addition, Mr. Moskow served for fourteen years in senior management positions at three Chicago corporations. He also served as deputy U.S. trade representative with the rank of ambassador, under secretary of labor, director of the Council on Wage and Price Stability, assistant secretary for policy development and research at the Department of Housing and Urban Development and senior staff economist at the Council of Economic Advisors. He also taught international business at Northwestern University. Mr. Moskow is a member of the boards of directors of Discover Financial Services, Northern Funds and Taylor Capital Group. In addition, Mr. Moskow is a trustee of Lafayette College, board member and former chairman of the National Bureau of Economic Research and serves on the boards of Northwestern Memorial Foundation and World Business Chicago, among others. Mr. Moskow is 71 years old.

Samuel K. Skinner has served as a Director of the Company since September 2003. Mr. Skinner currently serves as an Adjunct Professor of Management and Strategy at the Kellogg School of Management at Northwestern University. He is also “of counsel” to the law firm of Greenberg Traurig, LLP. Mr. Skinner was President and Chief Executive Officer of U.S. Freightways, a major transportation and logistics service provider, from July 17, 2000 and Chairman of its Board from January 1, 2001 until his retirement in May of 2003. From October 1998 through July 2000, Mr. Skinner was a partner and Co-Chairman of the law firm Hopkins & Sutter. From February 1993 to April 1998, Mr. Skinner was President and a director of Commonwealth Edison Company. Prior to joining Commonwealth Edison, Mr. Skinner served as Chief of Staff to President George H. W. Bush. Prior to his White House service, Mr. Skinner served in the President’s cabinet for nearly three years as Secretary of Transportation. From 1977 to 1989, Mr. Skinner practiced law as a senior partner in the Chicago law firm of Sidley Austin LLP. Mr. Skinner is also a director of Express Scripts, Inc., APAC Customer Services, Inc., Navigant Consulting, Inc. and the Chicago Board Options Exchange Inc. He is also involved with numerous charitable and civic organizations. Mr. Skinner is 71 years old.

Class I Director Whose Term of Office Expires in 2009 and Who Has Not Been Nominated:

Arnold R. Weber has served as a Director of the Company since April 2005 and was previously a member of the Company’s Board of Directors from November 1999 until September 2003. Mr. Weber has announced his intention to retire from the Board on September 22, 2009, and has not been nominated for re-election.

Class II Directors Whose Terms of Office Continue until 2010:

Melvyn E. Bergstein has served as a Director of the Company since 1994 when the Company was founded. Since April 1, 2008, Mr. Bergstein has served as non-executive Chairman of the Company’s Board of Directors, after having served as its executive Chairman from April 1, 2006 through March 31, 2008. Mr. Bergstein also served as Chief Executive Officer of the Company from 1994 through March 31, 2006. Prior to the Company’s inception, Mr. Bergstein held several senior executive positions with Technology Solutions Company from 1991 to 1993. Prior to that time, Mr. Bergstein held several senior positions with other consulting firms, including 21 years in various positions with Andersen Consulting, now Accenture Ltd. Mr. Bergstein is a director of Simon Property Group Inc., a publicly traded real estate investment trust. He also serves on the boards of several not-for-profit organizations. Mr. Bergstein is 67 years old.

Pauline A. Schneider has served as a Director of the Company since December 2003. Ms. Schneider has been a partner at the law firm of Orrick, Herrington & Sutcliffe LLP since 2006. Prior thereto, Ms. Schneider was a partner at the law firm of Hunton & Williams LLP from 1985 to 2006. Ms. Schneider specializes in public finance and real estate. Ms. Schneider also serves as a director of Pepco Holdings, Inc. and is active on the boards of several not-for-profit organizations ranging from the arts to student loans to public policy. Ms. Schneider is 66 years old.

John J. Sviokla joined the Company in September 1998 as a Vice President and became a member of the Company’s Board of Directors in August 1999. Since April 1, 2000, Mr. Sviokla has served as Vice Chairman of the Company. Prior to joining the Company, Mr. Sviokla was a professor at the Harvard Business School from October 1986 to August 1998. His pioneering work on “Marketspace” established Harvard’s first course on electronic commerce. He co-authored the seminal articles “Managing in the Marketspace” and “Exploiting the Virtual Value Chain,” both appearing in the Harvard Business Review. Mr. Sviokla has authored over 100 articles, cases, videos and tele-seminars, edited books and been a consultant to large and small companies around the world. He has been a frequent speaker at executive forums and a guest professor at many universities including the Kellogg School of Management at Northwestern University, MIT, The London Business School, the Melbourne Business School and the Hong Kong Institute of Science and Technology. Mr. Sviokla also serves as a director of AMICAS, Inc. Mr. Sviokla is 52 years old.

Class III Directors Whose Terms of Office Expire in 2011:

Edward R. Anderson has served as a Director of the Company since June 1994. Mr. Anderson has been the Chief Strategy Officer of CompuCom Systems, Inc. since March 2009 and prior to that was the President of iPoint Systems since 2005. He was Chief Executive Officer of Ambrosia Solutions between 2003 and 2005 and served as Chief Executive Officer of CompuCom Systems, Inc. from July 1993 to July 1999. He also was Chairman and Chief Executive Officer of E-Certify Corp. and TorchQuest, Inc. Mr. Anderson is 62 years old.

Adam J. Gutstein has served as President and Chief Executive Officer of the Company since August 2006, as Chief Executive Officer from April to August 2006 and as a Director since 1999. After joining the Company as a Vice President in January 1994, Mr. Gutstein became a member of the Company’s Management Committee in July 1998. From July 1998 to April 2000, Mr. Gutstein served as Chief Operating Officer of the Company. From May 2000 through March 2006, Mr. Gutstein held various executive leadership positions in North America, Europe, Latin America and Asia, including Managing Director of International Operations. Prior to joining the Company, Mr. Gutstein was a vice president at Technology Solutions Company and a manager with Andersen Consulting, now Accenture Ltd. Mr. Gutstein is also a director of BPO Management Services, Inc. Mr. Gutstein is 47 years old.

Michael E. Mikolajczyk joined the Company in April 1994 and has served as a member of the Board of Directors since that time. From April 1994 until July 1998, Mr. Mikolajczyk served as the Company’s Senior Vice President, Chief Financial and Administrative Officer. From July 1998 until his departure in August 2001, Mr. Mikolajczyk served in a number of executive positions with the Company, including Vice Chairman, President and Secretary. Following his departure from the Company in 2001 and until August 2004, Mr. Mikolajczyk was an independent consultant. Since September 2004, Mr. Mikolajczyk has served as managing director of Catalyst Capital Management, LLC, a private investment firm. Prior to Mr. Mikolajczyk’s service with the Company, Mr. Mikolajczyk held several senior financial and corporate development positions at MCI Telecommunications Corporation. Mr. Mikolajczyk is also a director of Rubicon Technology, Inc. Mr. Mikolajczyk is 57 years old.

Javier Rubio has served as a Director of the Company since the consummation of the business combination between the Company and Cluster Consulting in November 2000. Mr. Rubio currently is the President and a director of Nauta Capital, a venture capital firm. From November 2000 through June 2003, Mr. Rubio served as the Company’s President, Europe and Latin America. On June 30, 2003, Mr. Rubio resigned as an employee of the Company. Mr. Rubio founded Cluster Consulting in 1993, serving as its Chairman and Chief Executive Officer until November 2000. Prior to founding Cluster Consulting, Mr. Rubio held several senior positions with other consulting firms, including seven years in various positions with the MAC Group (Gemini Consulting) and the Monitor Company. Mr. Rubio is 48 years old.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND EXECUTIVE MANAGEMENT

The following table lists the beneficial ownership of those persons or groups known to the Company (based solely on filings with the SEC) to be the beneficial owner of more than five percent of the Company’s common stock (the Company’s only class of stock outstanding) as of May 31, 2009 (except as noted). As of May 31,

2009, there were 28,131,055 shares of common stock issued and outstanding (includes unvested restricted stock and restricted stock units subject to vesting based on continued service as well as shares that may be acquired upon exercise of stock options and stock appreciation rights within 60 days after May 31, 2009 by the directors, director nominees and members of senior management whose compensation is required to be disclosed in the Company’s proxy statement (“Named Executive Officers”) listed below).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)

Artisan Partners Limited Partnership (2) 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202	3,271,603	11.6

BlackRock, Inc.(3) 40 East 52nd Street, New York, NY 10022	2,880,922	10.2

(1)	Based on 28,131,055 shares of common stock issued and outstanding, which includes unvested restricted stock and restricted stock units subject to vesting based on continued service as well as shares that may be acquired upon exercise of stock options and stock appreciation rights within 60 days after May 31, 2009 by the directors, director nominees and Named Executive Officers listed below.
(2)	Based on a Schedule 13G/A filed with the SEC by Artisan Partners Limited Partnership on February 13, 2009 on behalf of its affiliated group.
(3)	Based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 10, 2009 on behalf of its corporate group, whose investment advisor subsidiaries are the holders of Company stock.

Directors, Director Nominees and Executive Officers

The following table lists the beneficial ownership of our common stock as of May 31, 2009 held by each director, nominee for director and Named Executive Officer as well as the directors, director nominees and all executive officers as a group. As of May 31, 2009, there were 28,131,055 shares of common stock issued and outstanding (including restricted stock and restricted stock units subject to vesting based on continued service for the listed beneficial owners as well as shares the beneficial owners may acquire upon exercise of stock options and stock appreciation rights within 60 days after May 31, 2009). Except as otherwise indicated below, the persons listed in the table have sole voting and investment power with respect to the securities indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Edward R. Anderson	94,528	*
Melvyn E. Bergstein	1,140,146	4.1
Karl E. Bupp	510,136	1.8
Donald R. Caldwell	83,816	*
Adam J. Gutstein	559,299	2.0
Michael E. Mikolajczyk	319,554	1.1
Michael H. Moskow	25,967	*
Javier Rubio	1,342,811	4.8
Pauline A. Schneider	52,335	*
Samuel K. Skinner	55,294	*
John J. Sviokla	173,419	*
Stephen Warrington	76,915	*
Thomas E. Weakland	174,795	*
Arnold R. Weber	42,378	*
All directors, director nominees and executive officers as a group (14 persons)	4,651,393	16.5

*	Represents less than 1% of issued and outstanding shares of common stock.

(1)	Includes restricted stock subject to vesting based on continued service as well as shares the beneficial owner may acquire upon exercise of stock options and stock appreciation rights within 60 days after May 31, 2009 as shown in the Total Beneficial Ownership Detail table below.
(2)	Based on 28,131,055 shares of common stock issued and outstanding, which includes restricted stock and restricted stock units subject to vesting based on continued service for the listed beneficial owners as well as shares the beneficial owners may acquire upon exercise of stock options and stock appreciation rights within 60 days after May 31, 2009.

Total Beneficial Ownership Detail:

Name of Beneficial Owner	Stock	Stock Options/ Stock Appreciation Rights	Total
Edward R. Anderson	64,424	30,104	94,528
Melvyn E. Bergstein	1,022,416	117,730	1,140,146
Karl E. Bupp	429,759	80,377	510,136
Donald R. Caldwell	52,846	30,970	83,816
Adam J. Gutstein	455,500	103,799	559,299
Michael E. Mikolajczyk	301,784	17,770	319,554
Michael H. Moskow	8,197	17,700	25,967
Javier Rubio	1,320,041	22,770	1,342,811
Pauline A. Schneider	23,096	29,237	52,335
Samuel K. Skinner	26,924	28,370	55,294
John J. Sviokla	86,918	86,501	173,419
Stephen Warrington	44,418	32,497	76,915
Thomas E. Weakland	98,728	76,067	174,795
Arnold R. Weber	17,568	24,810	42,378
All directors, director nominees and executive officers as a group (14 persons)	3,952,621	698,772	4,651,393

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities (the “Reporting Persons”) to file reports of their ownership and changes in ownership of Company securities with the SEC. The Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely upon our review of such forms and on representations from the Reporting Persons that no other reports were required to be made, we believe there was full compliance for fiscal year 2009 with all Section 16(a) requirements applicable to the Reporting Persons, except that two separate transactions on Forms 3 and 4 for Mr. Warrington and Mr. Weakland for their fiscal year 2008 equity awards granted in April 2008 following their initial designation as executive officers were filed late.

AUDIT COMMITTEE REPORT

The Audit Committee: (1) reviewed and discussed with management the Company’s audited financial statements and internal controls for the fiscal year ended March 31, 2009; (2) discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications; (3) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; and (4) discussed with the auditors the auditors’ independence.

Based on the review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended March 31, 2009, be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

The Audit Committee:

Pauline A. Schneider, Chair

Edward R. Anderson

Donald R. Caldwell

Michael E. Mikolajczyk

Michael H. Moskow

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED AUDITORS

Stockholders will be asked to ratify the appointment by the Audit Committee of KPMG LLP as the Company’s independent registered auditors for fiscal year 2010. The Audit Committee appoints, retains, approves compensation, reviews the independence and qualifications and oversees all audit and allowable non-audit work of the Company’s independent registered auditors. The Audit Committee also has the authority to replace the Company’s independent registered auditors.

The ratification of the appointment of the independent registered auditors requires the affirmative vote of the holders of a majority of the total shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting provided that a quorum is present at the meeting. Abstentions will have the same effect as a vote against ratification. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification. Proxies submitted pursuant to this solicitation will be voted for the ratification of KPMG LLP as the Company’s independent registered auditors for the fiscal year ending March 31, 2010, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

Representatives from KPMG LLP are expected to be present at the annual meeting and will be available to respond to appropriate questions. The KPMG LLP representatives will be given an opportunity to make a statement if they so desire.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

KPMG LLP, the Company’s independent registered public accounting firm, audited the Company’s financial statements for the fiscal year ended March 31, 2009. KPMG LLP received fees for such professional audit services as well as certain other services.

The fees for services provided by KPMG LLP to the Company (all of which were pre-approved by the Audit Committee) in fiscal years 2009 and 2008 were as follows:

	Fiscal Year 2009	Fiscal Year 2008
Audit Fees	$594,310	$680,050
Audit-Related Fees	0	0
Tax Fees	84,797	63,474
All Other Fees	0	0
Total	$679,107	$743,524

Audit Fees are fees for the annual financial statement audit, quarterly financial statement reviews, any audits required by regulatory bodies, statutory audits and comfort letters.

Audit-Related Fees are fees for assurance and related services reasonably related to the audit that are not included in the audit fees category. This would include items such as benefit plan audits if KPMG LLP were retained for such services.

Tax Fees include charges for various federal, state, local and international tax compliance and research projects.

All Other Fees would include fees paid to KPMG LLP which are not included in the previous categories.

Audit Committee Pre-Approval Policy

The Audit Committee has established a pre-approval policy for services to be performed by KPMG LLP. Under this policy, the Audit Committee approves specific engagements that have been presented in reasonable detail before services are undertaken. The Audit Committee reviewed and pre-approved all services of KPMG LLP detailed in the table above in accordance with the Committee’s policy. The Audit Committee does not use a “de minimis” exception to pre-approval that is available under SEC rules.

PROPOSAL 3 — APPROVAL OF AN AMENDMENT TO THE COMPANY’S

RESTATED CERTIFICATE OF INCORPORATION

On May 29, 2009, the Board approved an amendment to the Company’s Restated Certificate of Incorporation to decrease the number of authorized shares of common stock from 300 million to 100 million. This change, if approved, would result in total authorized shares of capital stock of 102 million (100 million common and 2 million preferred) as set forth in Section 4.1 of the Restated Certificate of Incorporation. The primary purpose for this change is to decrease certain annual franchise tax fees incurred by the Company in the State of Delaware which are calculated with reference to total authorized shares. The Company believes that the proposed lower number of authorized shares is adequate to meet the Company’s capital stock needs for the foreseeable future. The revised Section 4.1 with proposed changes reads:

4.1 Authorized Shares. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is ~~Three~~One Hundred Two Million (~~3~~102,000,000) of which ~~Three~~One Hundred Million (~~3~~100,000,000) shall be Common Stock, par value $0.001 per share (the “Common Stock”) and Two Million (2,000,000) shall be Preferred Stock, par value $1.00 per share (the “Preferred Stock”).

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is comprised of the five directors named below, each of whom meets the independence standards of the Company’s Corporate Governance Guidelines, NASDAQ listing standards and applicable securities laws.

The Committee has overall responsibility for:

•	determining the compensation and benefits of the Named Executive Officers;

•	determining the aggregate pool of cash bonus and equity award compensation for other members of senior management;

•	designing, with the active assistance of management and the Committee’s consultants (if any), the Company’s executive compensation programs;

•	overseeing the Company’s equity compensation plans and programs;

•	establishing the CEO’s goals and objectives and reviewing the CEO’s performance relative to such goals and objectives; and

•	reviewing the Compensation Discussion and Analysis required by SEC regulations with management and, if appropriate, recommending its inclusion in the Company’s proxy statement.

The Committee held seven meetings during fiscal year 2009. The meetings were intended, among other things, to facilitate and encourage discussion between Committee members, executive management and other Company personnel involved in compensation matters.

We reviewed and discussed with management the Compensation Discussion and Analysis below. Based on our review and these discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee:

Edward R. Anderson, Chair

Donald R. Caldwell

Michael E. Mikolajczyk

Samuel K. Skinner

Arnold R. Weber

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2009, there were no interlocking relationships between any member of the Board or Compensation Committee and any member of the board of directors or compensation committee of any other company. In addition, there was no insider participation in Compensation Committee decisions that was required to be reported under SEC rules and regulations.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion is intended to supplement the more detailed information concerning executive compensation that appears in the tables and the accompanying narrative that follow this discussion. The Company seeks to provide an understanding of its compensation practices and the decisions made concerning the compensation payable to executive officers, including the Chief Executive Officer, the Chief Financial Officer and the other executive officers named in the Summary Compensation Table, or the Named Executive Officers. For fiscal year 2009, the Named Executive Officers are Adam J. Gutstein, President and Chief Executive Officer; Karl E. Bupp, Chief Financial Officer; John J. Sviokla, Vice Chairman; Stephen Warrington, Vice President and Managing Partner — United Kingdom and India; and Thomas E. Weakland, Vice President and Managing Partner — Healthcare. The following discussion may also refer to a “partner,” which is an internal Company designation or title only and does not refer to a partner of a general or limited partnership. All partners are officers of the Company. In addition, certain senior management personnel in the Company’s corporate headquarters are treated as partners for compensation and benefits purposes. The partners have adopted a partners’ operating agreement which has been filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009. The partners’ operating agreement contains a partner compensation program, which is subject to the authority and discretion of the Compensation Committee.

The Compensation Committee of the Board of Directors, referred to in this section as the Committee, plays a key role in designing and administering the executive compensation programs. All principal elements of compensation paid to executive officers are subject to approval by the Committee. Company senior management assists the Committee by supplying data and legal analysis, and certain members of senior management (including the CEO) attend Committee meetings, except for the executive session portion of meetings where management is excluded. For more information regarding the Compensation Committee, including its membership and primary responsibilities, please see the Compensation Committee Report set forth above. In addition, you may view a copy of the Committee’s charter on the Company’s website at www.diamondconsultants.com in the investor relations section.

The Committee generally does not rely on benchmarking against an industry peer group in setting compensation. The Company competes against privately held consulting firms, small boutique consulting firms, publicly traded consulting companies (or divisions within them) and foreign consulting firms. The Committee does not believe that comprehensive and reliable compensation data are available for many of the competitors. In addition, the Committee focuses particular attention on overall Company results in order to reward teamwork and on the internal equity of executive officer compensation as it compares to the compensation of partners who are not executive officers. Accordingly, the Committee has concluded that, at this time, although the Committee may review and discuss certain limited data from available sources, it is not in the interests of the Company to design or follow a compensation system tied closely to peer compensation data.

Objectives

The Company operates in the competitive management consulting industry, and it depends on the knowledge, skills, experience and talent of its senior management to execute business strategies and create long-term stockholder value. The Company’s business strategies are fundamentally based on the quality of its employees, client relationships and intellectual capital. To achieve a high level of quality across these dimensions, the Company emphasizes teamwork, both in its service delivery model and also in its compensation program. As a result, the program is biased toward rewarding the partner group, including the Named Executive Officers, as a team and reflecting appropriate internal equity rather than providing opportunities for large individual bonuses to the extent such bonuses would detract from the team-based culture.

The principal objectives of the executive compensation program, which are the same objectives that guide the Company in establishing compensation programs for all employees, are to:

•	retain the team of partners which has made major contributions to the Company’s success;

•	attract highly qualified partners to strengthen that team;

•	motivate partners to achieve corporate objectives as well as individual goals;

•	reflect internal equity and foster teamwork;

•	link pay with performance; and

•	align the interests of partners with those of stockholders.

Use of Compensation Consultants

The Committee has the authority to engage an independent compensation consultant or other advisors. In fiscal year 2009, the Committee did not engage any compensation consultants or other advisors. From time to time, the Committee has engaged Frederic W. Cook & Co., Inc. to advise the Committee on executive compensation matters. For example, in fiscal year 2008, the Committee sought advice from Frederic W. Cook & Co., Inc. regarding the Company’s historic versus planned mix of cash and equity compensation for senior management. It is the Committee’s policy that any compensation consultant it may hire should not also work for management unless requested by the Committee Chair, should receive no compensation from the Company other than for its work in advising the Committee and should maintain no other economic relationship with the Company.

Principal Elements of Compensation and Total Direct Compensation

The partners’ compensation program consists of three major elements: base salary, variable cash compensation and equity awards. Although all three of these elements are integrated into the compensation program, each element is intended to achieve different objectives:

•	Base salaries provide a level of fixed cash compensation that is intended to assist in employee retention and recruitment;

•	Variable cash compensation provides additional motivation for the achievement of objectives at the corporate and individual levels; and

•

Equity awards also reward corporate and individual performance, while at the same time linking those rewards to the Company’s long-term success and the long-term interests of stockholders. Because the partner equity awards are generally subject to vesting over four to five years, they encourage executives to remain employees and work toward creating long-term stockholder value. As discussed in more detail below, the Company stopped granting annual equity awards on April 1, 2009, but will continue to make grants for new hires, major promotions and special grants in the discretion of the Committee.

When making compensation decisions, the Committee considers key financial measurements such as Company revenue, operating margins, earnings per share, free cash flow from operating activities and total shareholder return as well as strategic objectives such as acquisitions, dispositions or joint ventures, technological innovation, globalization, leadership, employee retention, mentoring, training and supporting Company values. The Committee does not adhere to any specific formulas or targets in determining compensation for the Named Executive Officers.

Starting in fiscal year 2009 and continuing into fiscal year 2010, the Company has substantially revised its compensation programs. The primary change was to cease issuing equity awards on an annual basis to virtually all employees as part of their annual compensation package and instead move to a more cash-based variable compensation program. After considering the stated desires of our current employees as well as feedback the Company received from its recruiting efforts, the Company concluded that employees sought more cash-based compensation and were willing to forgo a majority of their equity-based compensation in order to realize that change. Equity awards, however, are still an important component of the Company’s recruitment and retention programs (as opposed to the annual variable compensation program) as discussed in the equity awards section below. The Company also changed the performance year for reviewing employee performance and making annual compensation decisions from the fiscal year (April 1-March 31) to October 1-September 30. This better aligns the performance year with the timing of the Company’s campus recruiting cycles and allows more effective management of employee acquisitions and departures. The Company did not change its base salary program.

As part of the move to more cash-based variable compensation, the Company completed a tender offer in the fourth quarter of fiscal year 2009 in which the Company offered employees the opportunity to exchange 0.80 shares of common stock for each unvested restricted stock unit tendered by the employee. The common stock received by Mr. Gutstein and Mr. Bupp in the tender offer is subject to a restriction on sale or transfer until April 1, 2013. The restriction for the other Named Executive Officers is October 1, 2009 for 50% of the stock received and until April 1, 2011 for the remainder. We anticipate that this change away from stock awards and toward cash for variable compensation will improve our recruitment and retention of qualified employees by creating more attractive performance incentives. As a result, we believe that this will contribute to improved overall Company performance and help to maximize the value of our common stock for our stockholders. The effect of the tender offer is explained in the footnotes to the Summary Compensation Table on page 28 below.

Base Salary

The base salaries of executive officers are set at levels intended to be competitive with other companies engaged in the consulting industry and with other businesses of comparable size and scope that compete for executive talent. The Committee also considers the scope of the duties and responsibilities of each individual’s position and their level of experience.

In addition, base salaries of executive officers are set at levels intended to create internal equity when compared to the salaries of partners who are not executive officers. The Company strongly believes that those partners who are managing the Company as executive officers (some of whom were previously partners in the consulting practice directly serving clients) should not receive compensation at a level which is disproportionate to the compensation of the other partners. Therefore, the Company maintains a base salary schedule for all partners and follows the general guideline that the base salary of the CEO should not exceed three times the base salary of an entry-level consulting partner. Mr. Gutstein’s current base salary is less than three times that of an entry-level consulting partner.

The Committee reviews base salaries of the CEO and the other executive officers annually and makes adjustments in light of past individual performance and the potential for making significant contributions in the future. The Committee considers individual performance factors, overall Company financial performance (including projected performance) in a particular year and retention considerations in determining base salary levels. At the start of fiscal year 2009, given the downturn in the economy and the expected decrease in Company revenue, the Committee did not increase the base salaries of the Named Executive Officers.

Variable Cash Compensation

During fiscal year 2009, an annual cash bonus program was in place although no annual bonuses were paid to partners. Also during fiscal year 2009, the Partner Focus Program was initiated. Starting April 1, 2009, for fiscal year 2010, a new variable cash bonus program for partners commenced with three components: a Quarterly Performance Bonus, an Annual Performance Bonus and a Long-Term Incentive Bonus. Each of these programs is described in more detail below in separate sections. The following table depicts the cash bonus programs in effect during each of fiscal years 2009 and 2010:

Cash Bonus Program	Fiscal Year 2009	Fiscal Year 2010
Partner Focus Program	X	X
Quarterly Performance Bonus		X
Long-Term Incentive Bonus		X
Annual Performance Bonus	X	X

In allocating variable cash compensation amounts across the Company’s programs, the Committee as well as the Company, does not follow any prescriptive formula. For fiscal year 2010, the Committee currently intends that such programs be funded in the following order of priority:

•	Partner Focus Program

•	Annual bonus pool for non-partner employees

•	Quarterly Performance Bonus

•	Long-Term Incentive Bonus

•	Annual Performance Bonus

However, several programs may be partially funded and the Committee regularly reviews Company performance, the labor market and other factors to inform its decisions. The Committee made the Partner Focus Program first priority because it is a retention oriented program evidenced by a written contract between the Company and each partner subject to a “claw-back” right for the Company should a partner leave voluntarily or be terminated for cause. If the Company chooses not to make payments under the Partner Focus Program, then the claw-back right is extinguished for previously paid amounts. This program will expire June 30, 2010. The

Committee next chose the non-partner bonus pool because the Company believes that senior management should be subject to greater risk with respect to cash bonuses. This has been the longstanding practice of the Company and in many years the partners have not received a cash bonus even though the non-partners did.

With respect to the funding of the cash bonus programs, the Committee reviews such funding with senior management and uses its judgment rather than a formulaic approach. Near the start of each fiscal year, the Board approves an overall financial plan for the Company. This plan contains projections for bonus pools to fund the cash bonus programs. The Committee and senior management review Company performance against the plan at various points throughout the fiscal year as well as any financial “guidance” disclosed by the Company and make a determination as to whether, and in what amounts, the programs will be funded. The Company also adheres to the principles of maintaining profitable operations and generating positive cash flow on an annual basis.

Partner Focus Program

In light of the economic conditions in 2008 and the volatility in the price of Company common stock held by the partners (which has historically comprised the majority of non-salary compensation), the Partner Focus Program was initiated to promote partner retention and provide an opportunity for greater non-salary cash compensation. This program provides quarterly cash payments to the partners employed at July 31, 2008 in an amount equal to 6.25% of their base salary for each of eight quarters or 25% on an annualized basis. However, with respect to the principal executive officer and the principal financial officer, the program provides a restricted stock award in lieu of cash at an equivalent value to vest over at least eight quarters. Should a partner voluntarily terminate his or her employment or be terminated for cause at any time during the program, he or she will be required to repay to the Company the gross amount received during the first 12 months and a prorated amount if the event occurs during the second 12 months of the program. Mr. Gutstein and Mr. Bupp have similar vesting over two years for their restricted stock awards and also have repayment obligations for any dividends received. The Company also reserves its right to cancel the program at any time. However, a cancellation eliminates the repayment obligation on the part of the recipients.

Quarterly Performance Bonus

Starting in fiscal year 2010, the Company established the Quarterly Performance Bonus. On a quarterly basis, senior management will review actual and projected Company performance against the approved financial plan. If such performance is consistent with the plan, consistent with any financial “guidance” disclosed by the Company for the relevant quarter and the Company is maintaining profitable operations and generating positive cash flow on an annual basis, the Committee has authorized senior management to pay a Quarterly Performance Bonus in cash. From April 1, 2009 to September 30, 2009, the bonus is equal to 5% of a partner’s salary (on an annualized basis). From October 1, 2009 to March 31, 2010 the percentage will change to 15% (on an annualized basis).

Annual Performance Bonus

For each performance year, the Committee determines the annual cash bonus pool, if any, for the partners, including the Named Executive Officers. The Committee reviews the annual cash bonus pool for the fiscal year first on a preliminary basis and then on a final basis at the close of the performance year. Starting April 1, 2009, the performance year will no longer coincide with the fiscal year, but will be October 1 to September 30. For fiscal year 2010, there will be a six month performance period ending September 30, 2009 to effect the transition. Generally, annual cash bonuses are only paid to partners if there are sufficient earnings to first provide for a return to the stockholders and funding for the other bonus programs, including bonuses to non-partner employees, as shown in the funding priority list above. The Committee uses this guideline to help it determine the appropriate cash bonus pool for the partners, if any.

Individual allocations of the pool to individual partners are based on a combination of corporate and individual performance goals, as follows:

•

Named Executive Officers. The individual allocations of the bonus pool to the Named Executive Officers are determined by the Committee and are based on the financial performance of the Company as well as individual qualitative performance factors. This is a subjective evaluation by the Committee. For the Named Executive Officers, the Committee considers

•	Company performance against the Board-approved operating plan;

•	Company profitability;

•	Company cash flow;

•	achievement of significant transactions or transformations of the Company;

•	employee retention;

•	mentoring and leadership displayed; and

•	any other factors deemed significant by the Committee.

•

Other Partners. The individual allocations of the bonus pool to other partners are determined by senior management based on individual financial performance criteria (such as revenue growth, project contribution margins and cash collections), as well as individual qualitative performance factors such as leadership, training, intellectual capital development, and mentoring. These partner allocation decisions are based on the subjective business judgment of senior management.

For fiscal year 2009, the Company’s revenue decreased 17%. However, the Company significantly reduced its expenses and was able to fund a modest non-partner bonus pool. However, no annual cash bonuses were paid to the Named Executive Officers in fiscal year 2009. A cash bonus recipient generally must be employed on the payment date to receive a cash bonus.

Long-Term Incentive Bonus

Starting in fiscal year 2010, the Company established the Long-Term Incentive Bonus. The continued commitment and contribution of high-performing senior partners is vital to the Company’s success. The senior partners are critical to increasing revenue, mentoring junior partners and leading the business. The career demands on partners are intense, and partners are often required to make personal and family sacrifices (long hours, significant travel, etc.) in order to succeed. The Company has noticed that after enduring the rigorous demands of the job for five years, voluntary termination rates of partners typically increase. In order to promote retention of the Company’s senior partners who are critical to the Company’s financial and strategic success, the Company implemented the Long-Term Incentive Bonus, which provides increasing incentives for partners to continue contributing to the Company’s success over multiple years.

Similar to the other variable cash compensation programs, the Company must make a quarterly assessment as to whether the Company’s financial performance is adequate to fund this bonus. The Committee has delegated to senior management this assessment based on the approved criteria of performance relative to the Company’s plan and any financial guidance for the quarter disclosed by the Company, as well as maintaining profitable operations and generating positive cash flow on an annual basis. Should the criteria be met for a quarter, the Company will pay the Long-Term Incentive Bonus as follows:

YEARS AS A PARTNER	LONG-TERM INCENTIVE BONUS ON AN ANNUALIZED BASIS (as a percentage of base salary)

6-8	10%

9-11	12%

12-14	14%

15-20	16%

Although this bonus program, as well as, the Quarterly Performance Bonus, does not take specific performance factors into consideration on their face, the Company believes that these programs reward individual performance in two important ways. First, because the Company must achieve adequate levels of financial performance in order to fund these programs, the partners must perform as a group to achieve that goal. Second, the Company maintains high performance standards for its partners, and those who fail to meet these standards have their employment terminated. As a result, the partners that remain employed to receive these bonuses are those that consistently meet our high performance expectations over the long-term.

Equity Awards

Equity awards for executives were granted under the Amended and Restated 1998 Equity Incentive Plan (the “1998 Plan”), prior to its expiration during fiscal year 2009. Going forward, equity awards will be granted under the 2000 Stock Option Plan (the “2000 Plan”). Both plans are overseen by the Committee and authorize a variety of equity incentive award types. The Committee granted a combination of restricted stock units and stock appreciation rights to Named Executive Officers and partners with respect to performance for fiscal year 2008. The Committee did not grant any annual equity awards to the Named Executives Officers or partners with respect to fiscal year 2009 performance pursuant to the shift away from annual equity awards and toward a cash-based variable compensation system.

In the past, the Committee awarded equity to the partners in a manner consistent with, and in conjunction with, annual cash bonuses. Although the Committee delegated individual equity allocation decisions for partners to senior management, the Committee determined the specific allocations for each Named Executive Officer.

Any equity awards are generally granted within the first 30 days following the performance year or on the date of hire or major promotion, as the case may be. Awards are typically determined as a gross dollar value. Value is converted into a number of restricted stock units based on the ten day trailing average closing price of Diamond stock on the grant date. Value is converted into stock appreciation rights using the Black-Scholes value and the average of the high and low trading prices on the grant date. Once granted and accepted, these awards are subject to vesting over a four or five- year period, in equal semi-annual or annual installments. The Committee chose a five-year vesting schedule with respect to performance for fiscal year 2007 and a four-year vesting schedule with respect to performance for fiscal year 2008. The Committee chose to shorten the vesting schedule in 2008 to increase the participants’ perceived value of the awards. Except as otherwise provided in the award agreement, the participant must be employed on a vesting date to receive the applicable portion of the award.

The Board of Directors has approved, upon the recommendation of the Committee, the Equity Compensation Award Policy and Grant Procedures to govern the granting of equity awards, including any made to Named

Executive Officers and partners (see “Equity Award Grant Practices” below on page 24 of this proxy statement for a further description of such policy).

Total Direct Compensation

The Committee also reviews “total direct compensation”, in addition to the individual elements of compensation, when assessing the competitiveness and appropriateness of the Company’s pay practices. Total direct compensation for a given performance year consists of base salary, any quarterly and annual cash bonuses earned and the value of any equity award granted with respect to performance during the last fiscal year. Cash bonuses include those from the Partner Focus Program as well as any Quarterly Performance, Annual Performance and Long-Term Incentive bonus programs. Annual cash bonuses and equity awards with respect to performance in a given year are paid or granted in the following year. Under the federal securities laws applicable to proxy statements, equity awards for a given fiscal year that are granted in the following fiscal year are not reflected in the Summary Compensation Table; rather, the table reflects the compensation expense recorded for all such equity awards in the Company’s financial statements as of the end of a fiscal year (and, thus, would not recognize any equity awards that had not been granted as of the end of the fiscal year). As a result, the equity compensation disclosed in the Summary Compensation Table represents the currently recognized portion of equity awards made during the last fiscal year and over a number of prior years, and not necessarily the value of an equity award granted for performance for a single fiscal year.

The amounts of total direct compensation earned by the Named Executive Officers for fiscal years 2009, 2008 and 2007 are shown in the Supplemental Table on page 31 below to illustrate the Committee’s calculation of total direct compensation earned in each such fiscal year.

Other Elements of Compensation

Retirement and Health and Welfare Benefits

The Company has never had a traditional or defined benefit pension plan. The Company maintains a 401(k) retirement plan in which all employees may participate on the same terms, with the exception that partners do not receive any Company matching payments. Any Company contribution to the 401(k) retirement plan is discretionary and was equal to fifty cents for each dollar contributed by employees up to 3% of the participant’s compensation for calendar years 2006, 2007 and 2008. The Company has suspended the matching contributions for 2009. Such contributions are immediately and fully vested. The Company’s current policy prohibits partners (including the Named Executive Officers) from receiving Company contributions made to 401(k) accounts. If this policy were to change, such contributions would be shown in the “All Other Compensation” column of the Summary Compensation Table on page 28 below. Executive officers participate in health and welfare benefit plans on the same terms as other employees.

Under the partner compensation program, the Company has a policy providing vesting of certain unvested equity upon retirement. If a partner, including a Named Executive Officer, retires at or after (i) age 62 or (ii) age 50 where such partner was a partner for at least five consecutive years, then the retiring partner’s unvested equity awards immediately and fully vest. The only exception is for unvested equity awards granted in the three years prior to retirement and after March 31, 2007, in which case a pro-rata portion of the unvested equity vests based on the number of months elapsed between grant date and retirement date.

Employment, Severance and Change-in-Control Agreements

All employees sign standard employment agreements designed, among other things, to protect the confidential information of the Company and its clients and to impose certain non-solicitation obligations on employees during their employment and for a reasonable period after leaving the Company. Nevertheless, employees remain “at-will” employees and are not contractually entitled to severance or change-in-control benefits. The Named

Executive Officers do not have specific or individually negotiated contracts, but have signed standard partner employment agreements.

The Company’s general policy on severance for partner-level employees, including Named Executive Officers, is to provide salary continuation for up to six months in the case of involuntary termination without cause. However, each case is reviewed on an individual basis and the Company may provide additional severance in the case of involuntary termination without cause or provide severance in a negotiated voluntary resignation situation where the Company believes it is in its interest to do so.

The Company does not have a policy regarding cash payments in the event of a change-in-control or “golden parachute” arrangements. However, the partner compensation program provides that, in respect of equity, in the event a partner is terminated within 18 months following a change-in-control, other than a termination for cause or one that is voluntary and not for “good reason”, such partner’s unvested equity shall be immediately and automatically vested.

Personal Benefits

The Named Executive Officers receive a limited number of personal benefits. The Company pays the premiums for employee life insurance policies which are payable to the employee’s choice of beneficiary. The dollar value of such premiums for the Named Executive Officers for fiscal year 2009 is disclosed as a personal benefit.

Pursuant to the decision of the Board of Directors at the time Mr. Gutstein was named CEO effective April 2006, the Company requires Mr. Gutstein to maintain a residence in Chicago, Illinois near its corporate headquarters. In fiscal year 2009, the total cost of reimbursed expenses under this policy was $57,239. Included in this amount are travel between Chicago and Mr. Gutstein’s primary residence in Vermont, as well as meals and incidental expenses while in Chicago. Portions of these various reimbursements may be taxable income to Mr. Gutstein under applicable tax laws. As a result, the Committee also approved a tax gross-up payment to Mr. Gutstein related to these reimbursements. Such payment was $45,813 in fiscal year 2009. In April 2009, the Committee terminated the Company’s policy of reimbursing Mr. Gutstein for his Chicago apartment, associated travel expenses and tax costs in order to remove these indirect compensation amounts and make his compensation package simpler and more transparent. The Committee left in place the requirement that Mr. Gutstein maintain a Chicago residence. The Committee raised Mr. Gutstein’s base salary by $50,000 and now requires him to pay any such expenses out of his personal funds. Mr. Gutstein now bears the risk that his travel and lodging costs will rise in the future and exceed the benefit he receives from his increase in base salary. This change took effect April 1, 2009.

The incremental cost of these personal benefits is disclosed in the “All Other Compensation” column of the Summary Compensation Table on page 28 of this proxy statement.

Equity Award Grant Practices

The Board of Directors has approved, upon the recommendation of the Committee, the Equity Compensation Award Policy and Grant Procedures to govern the granting of equity awards, including any made to Named Executive Officers and partners. This policy covers all equity compensation awards of any type, including restricted stock units, stock options and stock appreciation rights. The policy provides for three main types of grants to employees:

•	New hire grants made to employees based on a percentage of their starting base salary and granted on their start date;

•	Major promotion grants made to employees who achieve certain levels and granted generally in October when such promotions are made; and

•

Annual review grants, if any, made to employees in conjunction with the annual performance evaluation for the fiscal year and granted upon senior management approval after the Committee has approved an aggregate pool.

The Committee approves all individual grants to executive officers and aggregate grants to partners. The grant date is the day of Committee action. The timing of an equity award is tied to Board, Committee or senior management approval, as determined according to the Equity Compensation Award Policy and Grant Procedures. The policy prohibits “backdating” or timing any award with the release of material non-public information. In addition, the Committee must approve any individual grants to employees outside of the three types described above. For non-employee grants, the Committee has delegated limited authority to senior management to make such grants to key advisors or key independent contractors.

All equity awards are granted at fair market value. Equity awards granted to non-partner employees generally vest semi-annually over four years. Equity awards granted to partner employees, including partner promotion grants, generally vest semi-annually over five years. Equity awards are generally determined by dollar value, then converted into an equivalent number of equity units. For restricted stock units, the dollar value is divided by the 10 day trailing average closing price of the common stock prior to the grant date to determine the number of restricted stock units to be awarded. Starting in fiscal year 2010, this calculation for restricted stock units was modified to use the greater of the 10 day trailing average closing price or $6.55. For stock appreciation rights, the dollar value is divided by the Black-Scholes value, which is calculated using an exercise price equal to the average of the high and low trading prices on the date of grant. For performance in fiscal year 2009, the Committee did not approve any annual equity awards in conjunction with the Company’s transition to primarily cash-based bonus programs.

In addition to the standard equity policy applicable to all employees, partners (including Named Executive Officers) are also subject to the Company’s Insider Trading Policy and the Partners’ Equity Sales Program. The Insider Trading Policy prohibits, among other things, employees from trading in derivatives of Company stock, such as puts and calls. The objective of the Partners’ Equity Sales Program is to provide an orderly and disciplined market for the sale of partners’ shares of capital stock of the Company. The Program allows partners to sell their shares quarterly in conjunction with the Company’s policy of permitting trades only during specified periods occurring after the public release of quarterly earnings. Participants in the Program are required to provide their sale requests at the beginning of the trading window. The Company then instructs a broker to initiate the trades, if any, in brokers’ transactions during the trading window. The partners are also restricted by the Program from selling more than a minority amount of their shares in any given quarter. The Program is part of the Partners Operating Agreement which was filed with the SEC as Exhibit 10.3 to the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2009.

Executive Equity Ownership Guidelines

The Company believes that the financial interests of its executives should be aligned with those of its stockholders. In addition to using awards of equity as a long-term incentive, the Company has established equity ownership guidelines for partners, including the Named Executive Officers. The current ownership guidelines require partners to maintain ownership of Company stock (or equity awards), including unvested equity, having a value equal to at least 10% of his or her then current base salary multiplied by the number of years such person has been a partner. Each of the Named Executive Officers currently meets or exceeds these guidelines. If a partner were to fail to meet these guidelines, then the Company could restrict such partner’s equity sales in the Partners’ Equity Sales Program and require such partner to purchase Company stock.

Executive Pay Adjustment or Recovery

The Company does not have a policy regarding the recovery of performance-based awards in the event of a financial statement restatement beyond the requirements of Section 304 of the Sarbanes-Oxley Act of 2002.

Section 304 requires the chief executive and chief financial officers of a publicly held company to repay to the company certain amounts received by such officers if the company restates its financial statements as a result of financial reporting misconduct. The amounts to be repaid consist of (1) any bonus or other incentive-based or equity-based compensation received from the company during the 12-month period following the filing of the financial statements in question and (2) any profits realized from the sale of securities of the company during that 12-month period.

Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction to publicly held companies for compensation paid to certain executives to the extent their compensation exceeds $1,000,000 in any fiscal year. The limitation applies only to compensation that is not considered “performance-based”. In order for incentive compensation to qualify as “performance-based” compensation under Section 162(m), the Company’s discretion to grant awards must be limited. At this time, the Company believes that the benefit of retaining the ability to exercise discretion under its incentive compensation plans outweighs the risk of loss of tax deductions under Section 162(m). In addition, the Company has not compensated its senior executives at a level where there would be a material portion of compensation that would exceed $1,000,000 and potentially not be tax deductible. As a result, the Company has not sought to qualify its incentive compensation plans under Section 162(m).

2009 Compensation Decisions

2009 Cash Bonuses

The Board of Directors approved the fiscal year 2009 operating plan in May 2008. Such plan included a cash bonus pool for the partners, including the Named Executive Officers, if Company financial performance as projected was achieved. Overall Company performance did not fully achieve projections: net revenue was approximately $4 million under plan, free cash flow was approximately $3 million under plan, while pretax income was approximately $1 million better than plan. Based in part on such results, the Committee did not approve a cash bonus pool for the partners, including the Named Executive Officers. However, even though a partner cash bonus pool was not funded, the Company did control expenses effectively and perform within a few percentage points of projections which allowed the Company to fund an annual cash bonus pool for the non-partner employees for fiscal year 2009 which was paid in April 2009.

In the case of the Named Executive Officers, the Committee’s determination of individual amounts would have been based on its evaluation of the executive’s performance and overall Company performance. The Committee also would have considered the recommendations that Mr. Gutstein made with respect to the other Named Executive Officers. The amounts payable to the Named Executive Officers for performance in each of fiscal years 2007, 2008, and 2009 are shown in the Bonus column of the Summary Compensation Table below.

Although the Committee did not approve an annual bonus for the partners, it did approve the Partner Focus Program, Quarterly Performance Bonus and Long-Term Incentive Bonus programs as described above. Any such amounts payable with respect to fiscal year 2009 are shown in the Bonus Column of the Summary Compensation Table below.

2009 Equity Awards

The Committee did not approve any equity award pool for fiscal year 2009 for the partners, including the Named Executive Officers. The Company began its transition away from annual equity awards toward cash bonuses in fiscal year 2009 based on the employees’ desire to earn more cash compensation.

The Named Executive Officers were granted annual equity awards with an aggregate value of $0 and $642,695 in respect of fiscal years 2009 and 2008, respectively. Although Mr. Gutstein and Mr. Bupp were awarded restricted stock during fiscal year 2009, these awards related to the Partner Focus Program as described above, not the Company’s historic annual equity awards. The individual value of each award to the Named Executive Officers is shown in the Supplemental Table on page 31 of this proxy statement.

Composition of Total Direct Compensation

As shown in the Supplemental Table below, the base salary and any cash bonus payments earned by the Named Executive Officers in the aggregate for fiscal year 2009 accounted for approximately 84% of their total direct compensation. The grant date fair value of the equity awards accounted for approximately 16% of total direct compensation in the aggregate. Without the equity awards to Mr. Gutstein and Mr. Bupp under the Partner Focus Program which were intended to be a substitute for the cash awards the other partners received, 100% of the aggregate total direct compensation would have been base salary and cash bonus payments. Because the Summary Compensation Table reflects the dollar amount recognized for purposes of the financial statements and not the fair market value of the 2009 awards by themselves, these percentages cannot be derived using the amounts reflected in the Summary Compensation Table.

Fiscal Year 2010 Compensation Decisions

The Committee has made the following decisions with respect to fiscal year 2010:

Fiscal Year 2010 Base Salaries

The Committee did not approve any increases or decreases to base salaries for fiscal year 2010 for the Named Executive Officers, other than an increase of $50,000 for Mr. Gutstein in connection with the Company ceasing to reimburse Mr. Gutstein for Chicago apartment costs, travel and related tax gross-ups starting April 1, 2009.

Fiscal Year 2010 Partner Compensation Program

At the time of preparation of this proxy statement, the Committee has set base salaries for the Named Executive Officers for fiscal year 2010 and approved the Quarterly Performance Bonus, Annual Performance Bonus and Long-Term Incentive Bonus programs. In addition, the Partner Focus Program continues to operate until July 1, 2010. Because the performance year has been changed for all employees of the Company to end September 30th, the Committee will review the Company’s annual bonus decisions and determine any Named Executive Officer bonus in October 2009 similar to the process it previously followed in April each year.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid or awarded to each of the Named Executive Officers for the fiscal year ended March 31, 2009. For a more thorough discussion of the executive compensation program, see the “Compensation Discussion and Analysis” section above. The footnotes to this table also contain important explanatory information concerning the amounts shown. As explained in footnote 2, for fiscal year 2009, the Stock Awards amounts include the acceleration of stock-based compensation expense recognized by the Company in connection with the Company’s tender offer completed in March 2009 as well as the ordinary course stock-based compensation expense recognized by the Company under financial accounting rules.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

Adam Gutstein President and CEO	2009	625,000		1,127,833	72,265	127,212	1,952,310
	2008	625,000		354,851	77,254	119,677	1,176,782
	2007	625,000	53,129	349,168	25,789	133,420	1,186,506

Karl Bupp Chief Financial Officer	2009	475,000		794,968	64,538	18,910	1,353,416
	2008	475,000		219,683	67,104	3,310	765,097
	2007	450,000	39,188	227,250	17,710	3,907	738,056

John Sviokla Vice Chairman	2009	475,000	89,063	388,291	36,528	4,589	993,471
	2008	475,000		209,054	20,454	4,997	709,505
	2007	475,000	36,375	419,152	16,693	5,597	952,817

Stephen Warrington Vice President and Managing Partner — United Kingdom and India (5)	2009	470,013	88,128	696,036	39,432	19,124	1,312,734

Thomas Weakland Vice President and Managing Partner — Healthcare	2009	475,000	89,063	820,574	67,889	3,211	1,455,737

(1)	The fiscal year 2009 amounts represent cash bonus awards under the Partner Focus Program.
(2)	The amounts shown in this column represent the dollar amount recognized by the Company for restricted stock and restricted stock unit awards for financial statement reporting purposes with respect to fiscal year 2009 and previous fiscal years in accordance with FAS 123R.

For fiscal year 2009, the amounts include both the stock-based compensation expense from stock awards recognized in the current year as well as the acceleration of stock-based compensation expense recognized by the Company in connection with the Company’s tender offer wherein the Company exchanged 0.80 shares of common stock for each unvested restricted stock unit (that had been granted in a prior year) tendered by the employee. The common stock received by Mr. Gutstein and Mr. Bupp is subject to a restriction on sale or transfer until April 1, 2013. The restriction for the other Named Executive Officers is October 1, 2009 for 50% of the stock received and until April 1, 2011 for the remainder. The effect of the tender offer on stock award compensation and total compensation is as follows:

Name	Tender Offer Stock Award Amount	Total Compensation less Tender Offer Stock Award Amount
Mr. Gutstein	$659,783	$1,292,527
Mr. Bupp	$514,931	$838,485
Mr. Sviokla	$242,266	$751,205
Mr. Warrington	$422,503	$890,231
Mr. Weakland	$599,199	$856,538

Mr. Sviokla’s stock based compensation expense due to the tender offer is lower than that of the other Named Executive Officers primarily because a large portion of the expense for his tendered restricted stock units was previously deducted by the Company pursuant to his eligibility for retirement treatment on his equity awards under Company policy as described in the “—Equity Awards Policy; Partner Compensation Program” section below.

(3)	The amounts shown in this column represent the dollar amount recognized by the Company for stock options and stock appreciation rights for financial statement reporting purposes with respect to fiscal year 2009 and previous fiscal years in accordance with FAS 123R.
(4)	See “All Other Compensation Table” immediately following this table for detail on these amounts.
(5)	Mr. Warrington is a U.K. citizen working out of the Company’s London office. His compensation amounts have been converted from British pounds to U.S. dollars based on the average exchange rate for the fiscal year.

ALL OTHER COMPENSATION TABLE

The following table describes each component of the All Other Compensation column from the Summary Compensation Table.

Name and Principal Position	Fiscal Year	Life Insurance Premiums ($)(1)	Common Stock Dividends on Restricted Stock	Chicago Residence Expenses ($)(2)	Tax Gross- Up ($)		Accrued Vacation Payout ($)	Other ($)		Total ($)

Adam Gutstein President and CEO	2009	3,160	21,000	57,240	45,812	(3)				127,212
	2008	2,960	350	64,636	51,731	(3)				119,677
	2007	2,940	600	73,187	56,693	(3)				133,420

Karl Bupp Chief Financial Officer	2009	3,160	15,750							18,910
	2008	2,960	350							3,310
	2007	3,307	600							3,907

John Sviokla Vice Chairman	2009	4,589								4,589
	2008	4,319	350		328	(5)				4,997
	2007	4,997	600							5,597

Stephen Warrington Vice President and Managing Partner — United Kingdom and India	2009	3,219						15,905	(4)	19,124

Thomas Weakland Vice President and Managing Partner — Healthcare	2009	2,502			709	(5)				3,211

(1)	This amount represents the life insurance premium dollar values paid by the Company.
(2)	This amount represents expenses incurred by Mr. Gutstein to maintain a Chicago residence: apartment costs, travel between Chicago and his main residence as well as meals and incidental expenses while in Chicago. For more information, see “Other Elements of Compensation — Personal Benefits” above. Effective April 1, 2009, Mr. Gutstein is required to continue to maintain a Chicago residence but the Company will no longer be reimbursing him for such costs or the associated taxes.
(3)	This amount represents amounts provided by the Company to Mr. Gutstein since some of the items reimbursed by the Company pursuant to note (2) above may be taxable income to Mr. Gutstein under applicable tax laws. For more information, see “Other Elements of Compensation — Personal Benefits” above. Effective April 1, 2009, Mr. Gutstein is required to continue to maintain a Chicago residence but the Company will no longer be reimbursing him for such costs or the associated taxes.
(4)	Mr. Warrington is a U.K. citizen working out of the Company’s London office. This amount represents an employer contribution to his U.K. pension plan.
(5)	This amount represents a state tax gross-up related to reimbursement for additional state income taxes incurred as a result of working outside of his home residence state. Such reimbursements are provided to all consulting personnel under Company policy.

SUPPLEMENTAL TABLE — TOTAL DIRECT COMPENSATION

The following table describes total direct compensation(1) earned by the Named Executive Officers.

Name and Principal Position	Fiscal Year	Salary ($)	Cash Bonus ($)(2)	Stock + Option Awards ($)(3)	Total Direct Compensation ($)	Change from Prior Year (%)

Adam Gutstein President and CEO	2009	625,000		312,300	937,300	10.5%
	2008	625,000		223,125	848,125	(21.7)%
	2007	625,000	53,129	405,415	1,083,544	7.8%

Karl Bupp Chief Financial Officer	2009	475,000		234,225	709,225	8.3%
	2008	475,000		179,625	654,625	(16.9)%
	2007	450,000	39,188	200,034	788,222	3.2%

John Sviokla Vice Chairman	2009	475,000	89,063		564,063	(13.8)%
	2008	475,000		179,625	654,625	(17.0)%
	2007	475,000	36,375	277,570	788,945	4.3%

Stephen Warrington Vice President and Managing Partner — United Kingdom and India	2009	470,013	88,128		558,141

Thomas Weakland Vice President and Managing Partner — Healthcare	2009	475,000	89,063		564,063

(1)	Total direct compensation consists solely of salary, cash bonus and equity award compensation and does not include all elements of compensation shown in the Summary Compensation Table. For more information, see “Principal Elements of Compensation and Total Direct Compensation — Total Direct Compensation” above.
(2)	The fiscal year 2009 amounts represent cash bonus awards under the Partner Focus Program.
(3)	Represents the FAS 123R grant date fair value of the stock awards made with respect to performance in each fiscal year. The amount is first calculated by dividing the equity award or grant value (expressed in gross dollar amount) by the 10 day trailing average closing price of Company common stock, which was $6.55 and $11.69 for 2008 and 2007, respectively. This formula determines the number of units to be granted. To determine the grant date fair value of these units for financial reporting purposes, the number of units is then multiplied by the average of the high and low prices for the grant date, which was $5.55 and $10.94 for 2008 and 2007, respectively. The value of stock appreciation rights granted with respect to performance in fiscal year 2008 (granted in April 2009) for FAS 123R purposes was $1.58, based on a Black-Scholes option pricing analysis. The Company did not make annual equity awards for fiscal year 2009. However, Mr. Gutstein and Mr. Bupp were awarded restricted stock on August 6, 2008 related to the Partner Focus Program in lieu of cash awards. These restricted stock awards were based on a grant date fair market value of $5.21 per share. Such restricted stock and any dividends received are subject to repayment obligations as described above in the “—Partner Focus Program” section.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning each grant of an award made to a Named Executive Officer in fiscal 2009 under any plan.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(1)

Adam Gutstein	4/11/2008	17,500	80,000	6.55	223,125
	8/06/2008	60,000			312,300

Karl Bupp	4/11/2008	12,500	70,000	6.55	179,625
	8/06/2008	45,000			234,225

John Sviokla	4/11/2008	12,500	70,000	6.55	179,625

Stephen Warrington	4/11/2008	14,375	69,000	6.55	188,456

Thomas Weakland	4/11/2008	15,000	80,000	6.55	209,250

(1)	Represents the grant date fair value of restricted stock units and stock appreciation rights under FAS 123R.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Awards(1)				Stock Awards(2)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

Adam Gutstein	6,000	4,000	6.27	5/15/2011	162,248	413,732
	10,000	70,000	6.55	11/15/2012
	28,719	2,497	9.70	11/15/2009
	19,800		13.02	8/1/2010
	22,560	9,668	14.86	11/15/2010

Karl Bupp	6,000	4,000	6.27	5/15/2011	46,726	119,151
	8,750	61,250	6.55	11/15/2012
	16,709	1,453	9.70	11/15/2009
	14,300		13.02	8/1/2010
	20,488	8,780	14.86	11/15/2010

John Sviokla	6,000	4,000	6.27	5/15/2011	1,000	2,550
	8,750	61,250	6.55	11/15/2012
	20,432		9.70	11/15/2009
	24,375		13.02	8/1/2010
	15,045	6,447	14.86	11/15/2010

Stephen Warrington	6,900	4,600	6.27	5/15/2011	11,500	29,325
	8,625	60,375	6.55	11/15/2012
	6,297	2,698	14.86	11/15/2010

Thomas Weakland	6,000	4,000	6.27	5/15/2011	1,000	2,550
	10,000	70,000	6.55	11/15/2012
	21,284		8.81	11/15/2009
	24,310	10,418	14.86	11/15/2010

(1)	Option Awards include stock options and stock appreciation rights, both of which vest semi-annually over a five year period, with the exception of those granted at exercise prices of $6.55 and $13.02, which vest semi-annually over a four and two year period, respectively.
(2)	Stock awards include restricted stock and restricted stock units, both of which vest semi-annually over a five year period, with the exception of those granted to Mr. Gutstein on June 28, 2004 of 100,000 restricted stock units. For such units granted to Mr. Gutstein, they will vest semi-annually over a five year period beginning on November 15, 2009. In addition, the restricted stock unit grants dated April 11, 2008 vest semi-annually over a four year period.
(3)	This value is calculated using a closing price of $2.55 for Company stock on March 31, 2009.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding stock options exercised by, and the shares of restricted stock or restricted stock units that vested for, each of the Named Executive Officers in the fiscal year ended March 31, 2009. The value of shares acquired upon exercise of stock options is based on the difference between the closing price of the shares of the common stock on the exercise date and the exercise price. The value of restricted stock and restricted stock units realized upon vesting is based on the average of the high and low prices of the shares of common stock on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting(1) ($)
Adam Gutstein			80,310	229,660
Karl Bupp			63,152	181,266
John Sviokla			56,836	162,767
Stephen Warrington			60,049	176,518
Thomas Weakland			72,486	206,706

(1)	The amounts in this column include the receipt of common stock in connection with the Company’s tender offer wherein the Company exchanged 0.80 shares of common stock for each unvested restricted stock unit tendered by the employee. The common stock received by Mr. Gutstein and Mr. Bupp is subject to a restriction on sale or transfer until April 1, 2013. The restriction for the other Named Executive Officers is October 1, 2009 for 50% of the stock received and until April 1, 2011 for the remainder. The stock received in the tender offer is valued at $2.11 per share. The effect of the tender offer on the stock award value realized on vesting is as follows:

Name	Tender Offer Number of Shares Acquired	Tender Offer Stock Award Value Realized	Total Number of Shares Acquired less Tender Offer	Total Stock Awards Value Realized less Tender Offer
Mr. Gutstein	53,966	$113,868	26,344	$115,792
Mr. Bupp	42,186	$89,012	20,966	$92,254
Mr. Sviokla	38,212	$80,627	18,624	$82,140
Mr. Warrington	35,457	$74,814	24,592	$101,704
Mr. Weakland	49,111	$103,624	23,375	$103,082

PENSION BENEFITS

The Company does not have a plan that provides for payments or other benefits at, following, or in connection with retirement for its officers, directors or employees.

NONQUALIFIED DEFERRED COMPENSATION

The Company does not have a nonqualified defined benefit or deferred compensation program for its officers or employees. The Company did establish a nonqualified deferred compensation program for non-employee directors in fiscal year 2007. Under such program, non-employee directors may defer all or part of their compensation until the director retires, dies or becomes disabled or otherwise no longer serves as a director. The directors are required to make their deferral elections annually. For calendar year 2009, Messrs. Moskow, Rubio, Skinner and Weber chose to defer the receipt of any stock awards.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section discloses the estimated payments as of March 31, 2009 that the Company would make to the Named Executive Officers under alternative scenarios in which their employment could terminate. These consist of payments the Company would make under the current severance policy (which applies to all full-time employees) and certain continuing benefits under the partner compensation program. There are no other agreements, arrangements or plans that entitle such executive officers to severance, perquisites or other enhanced benefits upon a termination of employment. The Company does not disclose payments or other benefits under the 401(k) retirement plan and health and welfare plans because all salaried employees are entitled to the same benefits under those plans.

Severance Policy

Under the current severance policy (which may change without notice), the Company normally pays a severance benefit to a full-time employee whose employment is involuntarily terminated without cause. The severance benefit varies by level. For partners, including the Named Executive Officers, the benefit is up to six months of salary continuation plus a small transitional lump sum equal to approximately $12,000. The Company generally does not pay severance to an employee whose employment is terminated under other circumstances, including voluntary resignation or termination for cause. However, each situation is reviewed on a case-by-case basis, and the Company may provide additional severance in the case of involuntary termination without cause or provide severance in a negotiated voluntary resignation situation where the Company believes it is in its interest to do so. In order to receive severance payments from the Company, an individual is required to sign a customary liability release and abide by any continuing obligations to the Company in his or her employment agreement, such as confidentiality and non-solicitation provisions.

In the event that any of the Named Executive Officers were involuntarily terminated as of March 31, 2009 under the circumstances covered by the current severance policy, they would have received up to the following severance benefit: Mr. Gutstein, $324,500; Mr. Bupp, $249,500; Mr. Sviokla, $249,500; Mr. Warrington, $247,007; and Mr. Weakland, $249,500.

Equity Awards Policy; Partner Compensation Program

Pursuant to the Company’s Equity Compensation Awards Policy and Grant Procedures and the terms of the awards granted by the Compensation Committee, if an equity award recipient’s employment is terminated, some or the entire unvested portion of any equity award will terminate or be accelerated as detailed in the following table.

Type of Award	Voluntary Resignation or Termination With Cause	Involuntary Termination Without Cause
Stock Options and Stock Appreciation Rights	Unvested equity is cancelled.

All unvested equity awards granted for a lateral partner hire or partner promotion that are due to vest within one year of the separation date will vest as of the separation date. Unvested equity that was received while such individual was a partner is not subject to accelerated vesting.

For equity grants made prior to the time that such an individual became a partner, 50% of equity due to vest within one year of the separation date will vest as of the separation date, and 100% of equity due to vest within 45 days of the separation date will vest as of the separation date.

Restricted Stock and Restricted Stock Units	Unvested equity is cancelled.

Restrictions due to lapse within 45 days of the separation date will lapse on the separation date. In addition, a percentage of unvested equity that would have vested within 12 months of the separation date, had the individual not been terminated, will vest based on the employee’s years of service at the separation date as follows:

•     3-5 years of service - 25%

•     5-10 years of service - 50%

•     Greater than 10 years of service - 75%

In addition, under the partner compensation program, the Company has a policy of providing accelerated vesting of certain unvested equity upon death, disability or retirement (as defined). If a partner, including a Named Executive Officer, retires at or after (i) age 62 or (ii) age 50 where such partner was a partner for at least five consecutive years, then the retiring partner’s unvested equity awards immediately and fully vest. The only exception is for unvested equity awards granted in the three years prior to retirement and after March 31, 2007, in which case a pro-rata portion of the unvested equity vests based on the number of months elapsed between grant date and retirement.

In the event any of the Named Executive Officers were to have died or become disabled as of March 31, 2009, the value (based on the closing price of $2.55 for the common stock on March 31, 2009) of the unvested portion of their equity awards that would have become vested would have been as follows: Mr. Gutstein, $413,732; Mr. Bupp, $119,151; Mr. Sviokla, $2,550; Mr. Warrington, $29,325; and Mr. Weakland, $2,550.

In the event any of the Named Executive Officers were to have retired as of March 31, 2009, the value (based on the closing price of $2.55 for the common stock on March 31, 2009) of the unvested portion of their equity awards that would have become vested would have been as follows: Mr. Sviokla, $2,550. Each of the other Named Executive Officers was under the age of 50 at that time, and therefore none of the unvested portion of their equity awards would have vested.

SUBMISSION OF STOCKHOLDER PROPOSALS

Proposals from stockholders intended to be eligible for inclusion in Diamond’s proxy statement and form of proxy relating to the next annual meeting must be received by the Secretary at the Company’s executive offices not before May 12, 2010 or after June 11, 2010. Proposals should be delivered or submitted by certified mail, return receipt requested, addressed to the Secretary, Diamond Management & Technology Consultants, Inc., Suite 3000 John Hancock Center, 875 North Michigan Avenue, Chicago, Illinois 60611. Please see the Company’s Amended and Restated By-Laws for more details on stockholder proposals, available on the Company’s web site at www.diamondconsultants.com in the investor relations section.

Stockholders wishing to nominate a director candidate may do so by sending the candidate’s name, biographical information, qualifications and consent of the nominee being proposed to the Secretary of the Company not before May 12, 2010 or after June 11, 2010. All director nominations should be made in accordance with the provisions of Section 2.3 of the Company’s Amended and Restated By-Laws, which provides additional information required with respect to the candidate and nominating stockholder. Under such provision, only stockholders entitled to vote may nominate a director candidate.

OTHER MATTERS

Neither Company management nor the Board intends to bring before the annual meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and do not know of any business that persons, other than management, intend to present at the annual meeting. Should any other matters requiring a vote of the stockholders arise, the proxies named in the enclosed form of proxy will have discretionary authority to vote on any other matter properly proposed.

Diamond

Management & Technology Consultants

875 NORTH MICHIGAN AVENUE SUITE 3000 CHICAGO, IL 60611

VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. IF YOU VOTE USING THE INTERNET OR VOTE BY PHONE, PLEASE DO NOT MAIL YOUR PROXY. THANK YOU FOR VOTING.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M15954-P83701

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS PORTION FOR YOUR RECORD

DETACH AND RETURN THIS PORTION ONLY

DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3

Vote on Directors

1. To re-elect the following Nominees to serve as Class I Directors for a new term of three years to expire at the 2012 Annual Meeting of Stockholders

Nominees:

01) DONALD R. CALDWELL

02) MICHAEL H. MOSKOW

03) SAMUEL K. SKINNER

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposal

2. To ratify the appointment of KPMG LLP as the independent registered auditors for the Company for the fiscal year ending March 31, 2010.

For Against Abstain

Vote on Proposal

3. To consider and act upon a proposal to amend the Company’s Restated Certificate of Incorporation to decrease the number of authorized shares of capital stock.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted “For” items 1, 2 and 3. If any other matters properly come before the meeting, or any adjournments or postponements thereof, each person named in the proxy will vote in his discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.

Please date and sign as name appears hereon. If shares are held jointly by two or more persons, each stockholder named should sign. Executors, administrators, trustees, etc., should so indicate when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders:

The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

M15955_P83701

Diamond

Management & Technology Consultants

Annual Meeting of Stockholders—To Be Held on Tuesday, September 22, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a stockholder of Diamond Management & Technology Consultants, Inc., acknowledges receipt of the Proxy Statement dated July 28, 2009 and hereby appoints ADAM J. GUTSTEIN and KARL E. BUPP, and each of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf of the undersigned and in the undersigned’s name, to represent the undersigned at the Annual Meeting of Stockholders to be held on Tuesday, September 22, 2009, at 10:30 a.m. Central Daylight Time at the John Hancock Center, 875 North Michigan Avenue, Suite 2800, Chicago, Illinois 60611, and at any adjournments or postponements of the meeting, and to vote all shares of common stock which the undersigned would be entitled to vote if the undersigned were personally present, on all matters on the reverse side.

Diamond Management & Technology Consultants, Inc. encourages you to take advantage of convenient ways to vote these shares for matters to be covered at the 2009 Annual Meeting of Stockholders. Please take the opportunity to use one of the three voting methods outlined on the reverse side to cast your ballot.

If you choose to vote by Internet or telephone, your Internet or telephone vote authorizes the named proxies to vote these shares in the same manner as if you completed, signed, dated and returned your proxy card. If you choose not to vote by Internet or telephone, please complete, sign and date the reverse side and promptly return your proxy card in the enclosed postage-paid envelope.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued, and to be signed and dated, on the reverse side.)